UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2007

SCHAWK, INC.
(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	1-09335	36-2545354
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
1695 River Road Des Plaines, IL		60018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 827-9494

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.—Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 7, 2007, Schawk, Inc. (“Schawk”) notified the New York Stock Exchange (the “NYSE”) that, following the resignation of Christopher Lacovara from the audit committee of the Schawk board of directors, Schawk no longer complied with section 303A.07(a) of the NYSE Listed Company Manual (“NYSE Manual”), which requires that an audit committee be comprised of at least three independent directors. Mr. Lacovara’s resignation coincided with his resignation from the board of directors noted in Item 5.02 below. Presently, the members of Schawk’s board of directors are considering potential candidates who would be eligible under NYSE rules to fill the current vacancy on its audit committee. Schawk has been advised that it will receive a written notice of noncompliance from the NYSE as a result of the failure to have three independent members on its audit committee. If Schawk is unable to fill the audit committee vacancy within five business days of the NYSE’s notice, then the NYSE will append Schawk ’s ticker symbol with a “.BC” indicator indicating such noncompliance. Upon appointing a new member of the audit committee, Schawk will regain compliance with this NYSE corporate governance listing standard.

Item 5.02.—Departure of Directors or Principal Officers; Election of Directors; Appointment of
                       Principal Officers; Compensatory Arrangements of Certain Officers.

Effective February 1, 2007, Christopher Lacovara has resigned from the board of directors of Schawk. Mr. Lacovara, a principal of Kohlberg & Company (“Kohlberg”), had been named to Schawk’s board of directors on January 31, 2005 in connection with Schawk’s acquisition of Seven Worldwide, Inc. from affiliates of Kohlberg. As part of that transaction, certain affiliates of Kohlberg received shares equal to approximately 11.8% of Schawk’s outstanding common stock following the transaction. All shares owned by the Kohlberg affiliates were subsequently sold by the Kohlberg affiliates in a January 2006 registered public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHAWK, INC.
Date: February 7, 2007	By:	/s/James J. Patterson
James J. Patterson
Senior Vice President and Chief Financial Officer